Exhibit 99.1

Contacts:	Dan Petro, CFA, Vice President, Treasury and Investor Relations Pioneer Energy Services Corp. (210) 828-7689 Lisa Elliott / pes@dennardlascar.com Dennard Lascar Investor Relations / (713) 529-6600
Pioneer Energy Services
Reports Third Quarter 2019 Results
SAN ANTONIO, Texas, October 31, 2019 - Pioneer Energy Services (OTCQX: PESX) today reported financial and operating results for the quarter ended September 30, 2019. Third quarter highlights include:

•	Well servicing revenues increased 3% sequentially, and gross margin was 29.4%, up from 28.7% in the prior quarter.

•	International drilling fleet was 71% utilized and generated an average margin of $11,080 per day, roughly flat with the prior quarter.

•
Domestic drilling fleet was 88% utilized and generated an average margin of $11,740 per day, which included the benefit of approximately $1,374 per day for the early termination of a drilling contract.

Consolidated Financial Results
Revenues for the third quarter of 2019 were $146.4 million, down 4% from revenues of $152.8 million in the second quarter of 2019 (“the prior quarter”). Net loss for the third quarter of 2019 was $26.0 million, or $0.33 per share, compared with net loss of $12.9 million, or $0.17 per share, in the prior quarter. Adjusted net loss(1) for the third quarter was $23.6 million, and adjusted EPS(2) was a loss of $0.30 per share. These results compare to an adjusted net loss of $11.8 million, and an adjusted EPS loss of $0.15 per share in the prior quarter. Third quarter adjusted EBITDA(3) was $7.1 million, down from $20.7 million in the prior quarter. The decrease in adjusted EBITDA and adjusted net loss was primarily due to approximately $12.6 million of additional net general and administrative expenses related to new compensation plans, partially offset by the cancellation of certain previously existing incentive plans, as well as professional fees incurred to evaluate debt restructuring strategies.
Operating Results
Production Services Business
Revenue from our production services business was $86.6 million in the third quarter, down 1% from the prior quarter. Well servicing revenues increased 3%, primarily driven by higher revenue rates and steady activity levels for both maintenance and completion activity. Well servicing average revenue per hour was $580 in the third quarter, up from $569 in the prior quarter, while rig utilization was 59%, down slightly from 60% in the prior quarter. Wireline services, which accounted for 51% of production services revenue, experienced a decrease in perforating stage count of approximately 6%, yielding a revenue decrease of 7%, much of which came from reduced activity in September. Coiled tubing services revenue increased 14% due to higher activity levels in the Rockies as wildlife activity limitations and poor weather conditions impacted the prior quarter. Coiled tubing revenue days totaled 339 in the third quarter, up from 307 in the prior quarter, while revenue per day was $36,714, up from $35,430 in the prior quarter.
Gross margin as a percentage of revenue from our production services business was 19% in the third quarter, up from 17% in the prior quarter. The increase in gross margin in all businesses was primarily due to actions taken to reduce labor and overhead costs to include the closure of certain wireline locations and repositioning of certain coiled tubing assets.
Drilling Services Business
Revenue from our drilling services business was $59.8 million in the third quarter, reflecting a decrease of 8% from the prior quarter. Average margin per day was $11,560, up from $10,396 in the prior quarter.
Our domestic drilling fleet was 88% utilized with average revenues per day of $27,598 in the third quarter, up from $26,864 in the prior quarter. Domestic drilling average margin per day was $11,740 in the third quarter, up from $10,131 in the prior quarter, primarily due to the benefit of $1.9 million, or approximately $1,374 per day, from recognition of the early termination of a domestic drilling contract.

International drilling rig utilization was 71% for the third quarter, down from 86% in the prior quarter, driven partially by one rig mobilizing to work for a new client during the quarter. Average revenues per day were $41,491, up from $40,806 in the prior quarter, while average margin per day for the third quarter was $11,080, up slightly from $11,023 in the prior quarter. The increases in revenue per day and margin per day were primarily due to the timing of mobilization and demobilization revenues recognized in the third quarter.
Currently, 15 of our 17 domestic drilling rigs are earning revenues, 12 of which are under term contracts. Ten rigs are working in the Permian, three in Appalachia and two in the Bakken. Of the rigs on term contracts, only one rig is set to expire later in the fourth quarter of 2019. Many of the recent contract renewals are for periods between six months and one year in length.
In Colombia, six of our eight rigs are currently earning revenue under daywork contracts. We expect four to six rigs to remain active for the remainder of 2019.
Comments from our President and CEO
“While weaker oil prices and generally challenging market conditions have continued to negatively impact the U.S. rig count, which fell 10% from the prior quarter and 20% from the prior year, our domestic drilling and well servicing businesses have remained highly utilized, and we have successfully increased gross margins both sequentially and year-over-year,” said Wm. Stacy Locke, President and Chief Executive Officer. “We do anticipate the typical seasonal softening in well servicing activity during the fourth quarter, but we expect business to remain stable as our customers continue to appreciate our high-quality service offering. U.S. drilling activity should remain stable, although we anticipate continued dayrate pressure. We mobilized one rig from the Appalachian Basin to the Permian Basin in the third quarter under a term contract with a new client, and we continue to focus on positioning our equipment to generate optimum margins.
“Our international operations in Colombia experienced lower utilization sequentially as we mobilized one rig to a new client during the quarter, but we have maintained solid margins and expect the business to remain stable with four to six rigs operating during the fourth quarter. As we enter 2020, we anticipate favorable activity levels in the country as operators continue to execute on long term drilling programs.

“For the rest of the year, the remaining capital expenditures will be routine maintenance in nature. While the Term Loan is not expected to mature until December 2021, we continue to proactively explore various strategic and other alternatives to address the uncertainties related to our ability to refinance our outstanding debts as their maturities approach,” concluded Mr. Locke.
Fourth Quarter 2019 Guidance
In the fourth quarter of 2019, we expect rig count to continue to decline, reduced completion activity and overall less spending by our clients, as well as typical seasonal impacts. As a result, we expect revenue from our production services business segments to be down approximately 15% to 19% as compared to the third quarter of 2019 driven primarily by wireline. We expect margins to be approximately 16% to 18% of revenue.
We expect domestic drilling services rig utilization to average approximately 90% to 94% and generate average margins per day of approximately $8,700 to $9,200 given recent dayrate renewal pressure in the U.S. In Colombia, we expect international drilling services rig utilization to average approximately 60% to 65% and generate average margins per day of approximately $8,500 to $9,500.
We expect general and administrative expense to be approximately $21 million in the fourth quarter of 2019, which includes approximately $2 million to $3 million in professional fees related to debt restructuring activities.
Liquidity
Working capital at September 30, 2019 was $97.5 million, down from $106.5 million at June 30, 2019 and $110.3 million at December 31, 2018. Cash and cash equivalents, including restricted cash, were $28.0 million, down from $31.1 million at June 30, 2019 and $54.6 million at year-end 2018. During the nine months ended September 30, 2019, we used $40.5 million of cash for routine capital expenditures and the purchase of property and equipment, and our cash provided by operations was $8.6 million.

Capital Expenditures
Cash capital expenditures during the nine months ended September 30, 2019 were $40.5 million, including capitalized interest. We estimate total cash capital expenditures for 2019 to be approximately $46 million to $49 million, which includes approximately $8 million for final payments on the construction of the new-build drilling rig and previous commitments on high-pressure pump packages for coiled tubing completion operations, all of which were made earlier in the year.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. To participate, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call until November 7th. To access the replay, dial (201) 612-7415 and enter the pass code 13695038.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' web site at www.pioneeres.com. To listen to the live call, visit our web site at least 10 minutes early to register and download any necessary audio software. For more information, please contact Donna Washburn at Dennard Lascar Investor Relations at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides well servicing, wireline, and coiled tubing services to producers primarily in Texas and the Mid-Continent and Rocky Mountain regions. Pioneer also provides contract land drilling services to oil and gas operators in Texas, Appalachia and Rocky Mountain regions and internationally in Colombia.

Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements made in good faith that are subject to risks, uncertainties and assumptions. These forward-looking statements are based on our current beliefs, intentions, and expectations and are not guarantees or indicators of future performance. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the foregoing discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under debt agreements, including our senior secured term loan, our senior secured revolving asset-based credit facility, and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing units and wireline units within the industry, the continued availability of new components for drilling rigs, well servicing rigs, coiled tubing units and wireline units, the continued availability of qualified personnel, the success or failure of our acquisition strategy, the occurrence of cybersecurity incidents, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2018, including under the headings “Risk Factors” in Item 1A and “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted net loss represents net loss as reported adjusted to exclude impairments and the related tax benefit and valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, impairment, and any loss on extinguishment of debt. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted EBITDA is included in the tables to this news release.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2019	2018	2019	2019	2018

Revenues	$146,398	$149,332	$152,843	$445,809	$448,592

Costs and expenses:
Operating costs	108,059	108,961	115,970	332,614	325,924
Depreciation	22,924	23,501	22,851	68,428	70,535
General and administrative	30,485	14,043	18,028	68,271	58,066
Bad debt expense (recovery), net	196	111	(348)	(90)	(311)
Impairment	—	239	332	1,378	2,607
Loss (gain) on dispositions of property and equipment, net	17	(1,861)	(1,126)	(2,184)	(2,922)
Total costs and expenses	161,681	144,994	155,707	468,417	453,899
Income (loss) from operations	(15,283)	4,338	(2,864)	(22,608)	(5,307)

Other income (expense):
Interest expense, net of interest capitalized	(10,013)	(9,811)	(10,105)	(30,003)	(28,966)
Other income (expense), net	(588)	498	349	445	1,046
Total other expense, net	(10,601)	(9,313)	(9,756)	(29,558)	(27,920)

Loss before income taxes	(25,884)	(4,975)	(12,620)	(52,166)	(33,227)
Income tax expense	(132)	(258)	(324)	(1,909)	(1,297)
Net loss	$(26,016)	$(5,233)	$(12,944)	$(54,075)	$(34,524)

Loss per common share:
Basic	$(0.33)	$(0.07)	$(0.17)	$(0.69)	$(0.44)
Diluted	$(0.33)	$(0.07)	$(0.17)	$(0.69)	$(0.44)

Weighted-average number of shares outstanding:
Basic	78,473	78,136	78,430	78,405	77,897
Diluted	78,473	78,136	78,430	78,405	77,897

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2019	December 31, 2018
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$26,955	$53,566
Restricted cash	998	998
Receivables, net of allowance for doubtful accounts	132,552	130,881
Inventory	22,086	18,898
Assets held for sale	6,233	3,582
Prepaid expenses and other current assets	6,991	7,109
Total current assets	195,815	215,034

Net property and equipment	485,255	524,858
Operating lease assets	7,692	—
Other noncurrent assets	931	1,658
Total assets	$689,693	$741,550

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,127	$34,134
Deferred revenues	1,616	1,722
Accrued expenses	64,559	68,912
Total current liabilities	98,302	104,768

Long-term debt, less unamortized discount and debt issuance costs	466,887	464,552
Noncurrent operating lease liabilities	6,189	—
Deferred income taxes	4,708	3,688
Other noncurrent liabilities	459	3,484
Total liabilities	576,545	576,492
Total shareholders’ equity	113,148	165,058
Total liabilities and shareholders’ equity	$689,693	$741,550

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine months ended
	September 30,
	2019	2018

Cash flows from operating activities:
Net loss	$(54,075)	$(34,524)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	68,428	70,535
Allowance for doubtful accounts, net of recoveries	(90)	(311)
Write-off of obsolete inventory	502	—
Gain on dispositions of property and equipment, net	(2,184)	(2,922)
Stock-based compensation expense	2,013	3,395
Phantom stock compensation expense	(99)	2,808
Amortization of debt issuance costs and discount	2,335	2,153
Impairment	1,378	2,607
Deferred income taxes	1,020	189
Change in other noncurrent assets	3,125	541
Change in other noncurrent liabilities	(4,163)	(735)
Changes in current assets and liabilities:	(9,552)	(22,246)
Net cash provided by operating activities	8,638	21,490

Cash flows from investing activities:
Purchases of property and equipment	(40,543)	(48,778)
Proceeds from sale of property and equipment	4,778	4,665
Proceeds from insurance recoveries	641	980
Net cash used in investing activities	(35,124)	(43,133)

Cash flows from financing activities:
Proceeds from exercise of options	—	12
Purchase of treasury stock	(125)	(549)
Net cash used in financing activities	(125)	(537)

Net decrease in cash, cash equivalents and restricted cash	(26,611)	(22,180)
Beginning cash, cash equivalents and restricted cash	54,564	75,648
Ending cash, cash equivalents and restricted cash	$27,953	$53,468

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Results by Segment
(in thousands)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2019	2018	2019	2019	2018
Revenues:
Domestic drilling	$38,168	$36,586	$39,652	$115,829	$108,146
International drilling	21,617	23,131	25,422	68,682	62,515
Drilling services	59,785	59,717	65,074	184,511	170,661
Well servicing	30,293	24,369	29,506	86,053	68,645
Wireline services	43,874	52,654	47,386	137,134	171,392
Coiled tubing services	12,446	12,592	10,877	38,111	37,894
Production services	86,613	89,615	87,769	261,298	277,931
Consolidated revenues	$146,398	$149,332	$152,843	$445,809	$448,592

Operating costs:
Domestic drilling	$21,931	$21,650	$24,698	$69,098	$64,297
International drilling	15,844	19,013	18,555	50,884	49,038
Drilling services	37,775	40,663	43,253	119,982	113,335
Well servicing	21,414	17,193	21,038	61,348	49,443
Wireline services	38,349	40,840	41,804	119,500	130,042
Coiled tubing services	10,521	10,265	9,875	31,784	33,104
Production services	70,284	68,298	72,717	212,632	212,589
Consolidated operating costs	$108,059	$108,961	$115,970	$332,614	$325,924

Gross margin:
Domestic drilling	$16,237	$14,936	$14,954	$46,731	$43,849
International drilling	5,773	4,118	6,867	17,798	13,477
Drilling services	22,010	19,054	21,821	64,529	57,326
Well servicing	8,879	7,176	8,468	24,705	19,202
Wireline services	5,525	11,814	5,582	17,634	41,350
Coiled tubing services	1,925	2,327	1,002	6,327	4,790
Production services	16,329	21,317	15,052	48,666	65,342
Consolidated gross margin	$38,339	$40,371	$36,873	$113,195	$122,668

Consolidated:
Net loss	$(26,016)	$(5,233)	$(12,944)	$(54,075)	$(34,524)
Adjusted EBITDA (1)	$7,053	$28,576	$20,668	$47,643	$68,881

(1)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, impairment, and any loss on extinguishment of debt. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted EBITDA is included in the table on page 12.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2019	2018	2019	2019	2018

Domestic drilling:
Average number of drilling rigs	17	16	17	17	16
Utilization rate	88%	99%	95%	94%	100%
Revenue days	1,383	1,459	1,476	4,279	4,353

Average revenues per day	$27,598	$25,076	$26,864	$27,069	$24,844
Average operating costs per day	15,858	14,839	16,733	16,148	14,771
Average margin per day	$11,740	$10,237	$10,131	$10,921	$10,073

International drilling:
Average number of drilling rigs	8	8	8	8	8
Utilization rate	71%	76%	86%	79%	79%
Revenue days	521	562	623	1,724	1,733

Average revenues per day	$41,491	$41,158	$40,806	$39,839	$36,073
Average operating costs per day	30,411	33,831	29,783	29,515	28,297
Average margin per day	$11,080	$7,327	$11,023	$10,324	$7,776

Drilling services business:
Average number of drilling rigs	25	24	25	25	24
Utilization rate	83%	92%	92%	89%	93%
Revenue days	1,904	2,021	2,099	6,003	6,086

Average revenues per day	$31,400	$29,548	$31,002	$30,736	$28,042
Average operating costs per day	19,840	20,120	20,606	19,987	18,622
Average margin per day	$11,560	$9,428	$10,396	$10,749	$9,420

Well servicing:
Average number of rigs	125	125	125	125	125
Utilization rate	59%	51%	60%	58%	49%
Rig hours	52,210	44,155	51,895	151,169	127,800
Average revenue per hour	$580	$552	$569	$569	$537

Wireline services:
Average number of units	94	104	95	98	107
Number of jobs	2,077	2,684	2,278	6,697	8,536
Average revenue per job	$21,124	$19,618	$20,802	$20,477	$20,079

Coiled tubing services:
Average number of units	9	11	9	9	13
Revenue days	339	362	307	997	1,126
Average revenue per day	$36,714	$34,785	$35,430	$38,226	$33,654

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Loss to Adjusted EBITDA
and Consolidated Gross Margin
(in thousands)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2019	2018	2019	2019	2018

Net loss as reported	$(26,016)	$(5,233)	$(12,944)	$(54,075)	$(34,524)

Depreciation and amortization	22,924	23,501	22,851	68,428	70,535
Impairment	—	239	332	1,378	2,607
Interest expense	10,013	9,811	10,105	30,003	28,966
Income tax expense	132	258	324	1,909	1,297
Adjusted EBITDA(1)	7,053	28,576	20,668	47,643	68,881

General and administrative	30,485	14,043	18,028	68,271	58,066
Bad debt expense (recovery), net	196	111	(348)	(90)	(311)
Loss (gain) on dispositions of property and equipment, net	17	(1,861)	(1,126)	(2,184)	(2,922)
Other expense (income)	588	(498)	(349)	(445)	(1,046)
Consolidated gross margin	$38,339	$40,371	$36,873	$113,195	$122,668

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted (Diluted) EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	September 30,	June 30,
	2019	2019

Net loss as reported	$(26,016)	$(12,944)
Impairment	—	332
Tax benefit related to adjustments	—	(77)
Valuation allowance adjustments on deferred tax assets	2,465	884
Adjusted net loss(2)	$(23,551)	$(11,805)

Basic weighted average number of shares outstanding, as reported	78,473	78,430
Effect of dilutive securities	—	—
Diluted weighted average number of shares outstanding, as adjusted	78,473	78,430

Adjusted (diluted) EPS(3)	$(0.30)	$(0.15)

Diluted EPS as reported	$(0.33)	$(0.17)

(2)Adjusted net loss represents net loss as reported adjusted to exclude impairments and the related tax benefit and valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the table above.

(3)Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Equipment Information
As of October 31, 2019

	Multi-well, Pad-capable
Drilling Services Business Segments:	AC rigs	SCR rigs	Total
Domestic drilling	17	—	17
International drilling	—	8	8
			25

Production Services Business Segments:	550 HP	600 HP	Total
Well servicing rigs, by horsepower (HP) rating	112	12	124

			Total
Wireline services units			93
Coiled tubing services units			9